Exhibit 99.1

Asterias Biotherapeutics Announces Top Leadership Transition

-Steve Cartt to transition out as President & CEO, remain on the Board of Directors-

-Michael Mulroy appointed President & CEO effective June 26, 2017-

-Katy Spink, Ph.D., promoted to Executive Vice President & COO-

-Conference Call Today at 4:45pm ET-

FREMONT, Calif. May 23, 2017 – Asterias Biotherapeutics, Inc. (NYSE MKT: AST), a biotechnology company pioneering the field of regenerative medicine, today announced that Michael Mulroy has been appointed President & CEO effective June 26, 2017.  Steve Cartt, current President & CEO of Asterias, has decided to step down as of June 25, 2017 in order to allocate more of his time to additional business and personal activities.  Mr. Cartt will remain a member of the Board of Directors and act as advisor to Mr. Mulroy to ensure a smooth transition.

Mr. Cartt and Mr. Mulroy worked closely together for many years at Questcor Pharmaceuticals, a company they built together along with Asterias Chairman Don Bailey and CFO Ryan Chavez, before its eventual sale in 2014 to Mallinckrodt plc for $5.6 billion.

“My decision to step down to focus more of my time on other business and personal activities, while also remaining actively involved with the development of Asterias, is made possible because Mike is not only the right person to lead the company through the next phase of its development but also is enthusiastic about taking on this leadership role,” said Mr. Cartt.  “Mike is an experienced, high-caliber executive who is already familiar with Asterias and its programs.  He will provide excellent leadership and direction for Asterias as it enters a particularly exciting time in its evolution. With Mike at the helm, Asterias is in very good hands, and I look forward to staying actively involved with the company through my continuing service on the Board.”

“I am excited by the very encouraging clinical efficacy and safety data being generated now on AST-OPC1 in the SCiStar clinical trial, and am also optimistic about the prospects for our novel cancer immunotherapy programs, AST-VAC1 and AST-VAC2,” stated Mr. Mulroy. “Asterias has made good progress in its development programs and in other areas under Steve’s leadership and I look forward to working closely with Steve and Don, as well the rest of the Asterias executive team, in the coming weeks and months to ensure a seamless leadership transition for the company.”

Asterias also announced that Katy Spink, Ph.D. is being promoted to the expanded position of Executive Vice President & COO, also effective June 26, 2017.  In her new role, Dr. Spink will assume responsibility for Product Development and Research, in addition to continuing to be responsible for Manufacturing, Quality and certain other functional areas at Asterias.  Jane Lebkowski, Ph.D., remains with Asterias as its Chief Scientific Officer, Ed Wirth, M.D., Ph.D., will continue as the company’s Chief Medical Officer and Ryan Chavez will continue as Chief Financial Officer and General Counsel.

About Michael Mulroy

Mike recently served as a Senior Advisor to CamberView Partners, LLC, which assists companies in connection with investor engagement and complex corporate governance issues. Prior to this Mr. Mulroy served until September 2014 as Executive Vice President – Strategic Affairs and General Counsel of the Autoimmune and Rare Diseases Business Unit of Mallinckrodt plc following its acquisition of Questcor Pharmaceuticals, Inc. in August 2014. Mr. Mulroy was appointed Executive Vice President, Strategic Affairs and General Counsel of Questcor in February 2014, having previously served as Chief Financial Officer and General Counsel since January 2011. From 2003 to 2011, Mr. Mulroy was employed by the law firm of Stradling Yocca Carlson & Rauth, where he served as a partner from 2004, and represented Questcor and other publicly-traded companies. From 1997 to 2003, Mr. Mulroy was an investment banker at Citigroup and Merrill Lynch. Mr. Mulroy earned his J.D. degree from the University of California, Los Angeles and his B.A. (Economics) from the University of Chicago.

Conference Call Information

Asterias will host a conference call and webcast today, May 23, 2017, at 4:45 p.m. Eastern/1:45 p.m. Pacific, to discuss the announced management changes.  Participating on the call will be current President & CEO Steve Cartt and incoming President & CEO Michael Mulroy.  For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the U.S./Canada is 800-533-9703. For international participants outside the U.S./Canada, the dial-in number is 785-830-1926. For all callers, refer to Conference ID 2881066. To access the live webcast, go to http://asteriasbiotherapeutics.com/inv_events_presentations.php.

A replay of the conference call will be available for one month beginning about two hours after the conclusion of the live call, by calling toll-free (from U.S./Canada) 888-203-1112; international callers dial 719-457-0820. Use the Conference ID 2881066. Additionally, the archived webcast will be available at http://asteriasbiotherapeutics.com/inv_events_presentations.php.

About Asterias Biotherapeutics

Asterias Biotherapeutics, Inc. is a biotechnology company pioneering the field of regenerative medicine. The company's proprietary cell therapy programs are based on its pluripotent stem cell and immunotherapy platform technologies. Asterias is presently focused on advancing three clinical-stage programs which have the potential to address areas of very high unmet medical need in the fields of neurology and oncology. AST-OPC1 (oligodendrocyte progenitor cells) is currently in a Phase 1/2a dose escalation clinical trial in spinal cord injury. AST-VAC1 (antigen-presenting autologous dendritic cells) is undergoing continuing development by Asterias based on promising efficacy and safety data from a Phase 2 study in Acute Myeloid Leukemia (AML), with current efforts focused on streamlining and modernizing the manufacturing process. AST-VAC2 (antigen-presenting allogeneic dendritic cells) represents a second generation, allogeneic cancer immunotherapy. The company's research partner, Cancer Research UK, plans to begin a Phase 1/2a clinical trial of AST-VAC2 in non-small cell lung cancer in 2017. Additional information about Asterias can be found at www.asteriasbiotherapeutics.com.

FORWARD-LOOKING STATEMENTS

Statements pertaining to future financial and/or operating and/or clinical research results, future growth in research, technology, clinical development, and potential opportunities for Asterias, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Asterias, particularly those mentioned in the cautionary statements found in Asterias' filings with the Securities and Exchange Commission. Asterias disclaims any intent or obligation to update these forward-looking statements.

Contacts:
Investor Relations
(510) 456-3892
InvestorRelations@asteriasbio.com
or
EVC Group, Inc.
Michael Polyviou/Greg Gin
(646) 445-4800
mpolyviou@evcgroup.com

Media
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